Exhibit 99.4

          New Chairman and CEO at China Xin Network Media Corporation

     Montreal,  Quebec, November 1, 2002 - China Xin Network Media Corp. (OTCBB:
CXIN), a Canadian-based global provider of financial, economic and business information on China, today announced changes in top management that will take effect immediately. Jean-Francois Amyot will step down from active management and George Lee, President of CXN Ventures, will become China Xin Network Media's overall Chairman and CEO. Mr. Amyot has elected to leave the Company to pursue other interests.

     The company's other Senior Financial and Marketing management remains in place and is strongly supportive of the change.

     Mr. Lee brings significant experience to the company of trading between China, Canada and the United States. He has a proven track record of driving organizations, managing growth and driving sales.

     Commenting on the news Mr. David Dingwall, Director of China Xin Network, said, "The new Strategic direction of CXN requires a leader with an in-depth knowledge of Chinese culture and the Chinese way of doing business. George's many years experience building and running his own company focused on primary on the Chinese market, gives him the ability to navigate the company through the complex China market and emerge as a leader in the distribution of information from China."

     George Lee, CEO, said, "As I assume the leadership of this company, it is impossible to overstate the our appreciation for the contribution of Jean-Francois, who during the three-years since founding this company, build it into a leader in the dissemination and aggregation information from China and worked tirelessly in making the company a success. We wish him luck in his future endeavors."

     Commenting on his leaving the company, Mr. Amyot, said, "I am proud to have played a significant part in the building of this excellent company and believe that today's steps are the right ones to take the company to the next level. The company under the new leadership of George has the ability and desire to achieve great things."

     CXN MEDIA CORPORATION is a 'Click and Pulp' Media Company in Asia with interests in both print and electronic media. Through its exclusive agreement with the CEInet, CXN provides financial, economic and business information on the People's Republic of China. CXN's correspondents source, produce and publish the most reliable information available with the highest accuracy, integrity and speed. CXN also provides business-consulting services to companies seeking to do business in China through its wholly owned division CXN Ventures. To find out more about China Xin Network Media Corporation (OTCBB:CXIN) visit our website at www.cxnonline.com, and our portal at www.cxnmedia.com.

     The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of CXN Media Corporation; the occurrence of which involves certain risks and uncertainties that could cause CXN's actual results to differ materially from the expected results. Such risks include the timing of implementation and the scope and success of the program described herein.

Contact:

Mr. George Lee President & CEO CXN Media Corp.
226-3767 Thimens Blvd.
St-Laurent, Quebec  H4W 1WR
Tel: 514-398-0515 ext.25
glee@cxnonline.com